Exhibit (p)(3)

CODE OF ETHICS

PARAMETRIC PORTFOLIO ASSOCIATES LLC

January 1, 2020

Table of Contents

I.	Overview
II.	Standards of Business Conduct
III.	Personal Securities Transactions Policy and Procedures
A.	Definitions
B.	Applicability of the Policy
1.	Who is Covered
2.	What Accounts are Covered
C.	Rules Applicable to All Access Persons
1.	Use of a Designated Broker
2.	Prohibited Practices
3.	Preclearance Requirements
4.	Exempt Transactions
5.	Restricted Transactions
6.	Reporting Requirements
7.	Managed Accounts
D.	Additional Rules Applicable to Seattle Investment Personnel

1.       Requirement to Pre-Notify CCO of Personal Securities Transactions

2.       Blackout Periods and Restricted Securities Lists

E.	Additional Rules Applicable to EV Access Persons
1.	Types of Securities
2.	Preclearance Requirements
3.	Restrictions
4.	Provisions Applicable to all EV Access Persons that May Restrict Personal Securities Transactions
5.	Personal Securities Transactions Excluded from the Preclearance and Approval Requirement
6.	Additional Requirements – EV Access Portfolio Persons
7.	Additional Requirements – EV Access Research Analysts
F.	Administration
1.	Maintenance of List of Access Persons
2.	Review of Securities Reports
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3.	Certifications by Access Persons
4.	Reports to Management and Trustees of Registered Investment Company Clients
5.	Recordkeeping Requirements
6.	Confidentiality
IV.	Consequences for Violations of this Code

Appendix A EV Access Persons

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I. Overview

Parametric Portfolio Associates LLC (“Parametric”) is an investment adviser registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940. Parametric has adopted this written Code of Ethics (this “Code”) in accordance with Rule 204A-1 under the Investment Advisers Act and Rule 17j-1 under the Investment Company Act.

All Parametric directors, officers, employees and interns are considered to be Access Persons of Parametric and are subject to this Code unless determined otherwise by the CCO. In addition, any supervised person, such as a consultant, contractor or temporary employee who has access to nonpublic information regarding the purchase or sale of securities in Parametric client portfolios or is involved in making securities recommendations, is considered an Access Person and is subject to this Code.

In certain circumstances, Parametric employees may also be deemed an EV Access Person1 and subject to provisions under the EV Code which does not include Parametric. This is typically in cases where the Parametric employee resides in an Eaton Vance office and/or primarily utilizes or has access to Eaton Vance systems and/or investment research. Such employees are referred to herein as EV Access Persons. Parametric employees in the Parametric departments listed on Appendix A are considered EV Access Persons. Parametric employees that are EV Access Persons are subject to Sections I, II, III.A, III.B., III.C.1, III.C.2.a, III.C.2.b, III.C.2.c, III.C.2.d, III.C.2.f, III.C.3, III.C.5.c, III.C.5.d, III.C.6, III.C.7, III.E, III.F and IV of this Code but are not subject to Sections III.C.2.e, III.C.2.g, III.C.4, III.C.5.a, III.C.5.b, III.C.5.e, and III.D of this Code.

II. Standards of Business Conduct

Parametric is committed to setting the highest ethical standards with regard to the business conduct of its employees. Parametric has adopted the following standards to promote an environment committed to ethical and professional excellence. By adhering to these standards and this Code, you will enable Parametric to develop and maintain the valued trust and confidence of its Clients and prospective clients.

As an Access Person subject to this Code, you are expected to comply with the following standards of business conduct:

•	You must comply with all applicable laws and regulations, including federal securities laws;
•	You must comply with the fiduciary obligations outlined below; and
•	You must comply with this Code.

You have a duty to promptly report any violation or apparent violation of this Code to the CCO or a member of the Compliance department. This duty exists whether the violation or apparent violation is yours or that of another person subject to this Code. Retaliation against individuals who report violations or apparent violations of this Code in good faith is not permitted. Violators of this Code are subject to sanctions.

Nothing in this Code restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the U.S. Equal

1 Capitalized terms in this section are defined in section III.A - Definitions.

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Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Commodities Futures Trading Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state or local governmental agency or commission, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. This Code does not limit your right to receive an award from any Regulator that provides awards for information relating to a potential violation of law. You do not need prior authorization to engage in conduct protected by this paragraph, and do not need to notify the CCO that you have engaged in such conduct. You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators, your attorney, a court or a government official that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your employment that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. Parametric and its affiliates do not waive any applicable privileges or the right to continue to protect privileged attorney-client information, attorney work product, and other privileged information.

Please take notice that federal law provides criminal and civil immunity from federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Fiduciary Obligations

You have a duty to act in utmost good faith with respect to each Client, particularly where the interests of Parametric may be in conflict with those of a Client. Parametric has a duty to deal fairly and act in the best interests of its Clients at all times. The following fiduciary principles govern your activities and the interpretation/administration of these rules:

•	The interests of Clients must be placed first at all times.
•	All of your personal Securities Transactions must be conducted consistent with the rules contained in this Code and in such manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.
•	You should never use your position with Parametric, or information acquired through your employment, in your personal trading in a manner that may create a conflict—or the appearance of a conflict—between your personal interests and the interests of Parametric or its Clients. If such a conflict or potential conflict arises, you must report it immediately to the CCO.

In connection with providing investment advisory services to Clients, this includes avoiding any activity which directly or indirectly:

•	Defrauds a Client in any manner.
•	Misleads a Client, including any statement that omits material facts.
•	Operates or would operate as a fraud or deceit on a Client.
•	Functions as a manipulative practice with respect to a Client.
•	Functions as a manipulative practice with respect to securities.
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These rules do not identify all possible conflicts of interest, and literal compliance with each of the specific provisions of this Code will not shield you from liability for personal trading or other conduct that is designed to circumvent its restrictions or violates a fiduciary duty to Clients.

III. Personal Securities Transactions Policy and Procedures

A.	Definitions

Access Person includes (i) all directors and officers of Parametric; and (ii) any supervised person, such as an employee, intern, consultant, contractor and temporary employee, who has access to nonpublic information regarding the purchase or sale of securities in Client portfolios, or is involved in making securities recommendations, as determined at the discretion of the CCO.

Affiliated Fund includes each investment company registered under the Investment Company Act of 1940 for which Parametric acts as the investment adviser or sub-adviser. Parametric’s list of Affiliated Funds is maintained in StarCompliance. Please consult StarCompliance for the most current list of Affiliated Funds.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Interest with respect to Securities or a Securities Account generally means an interest where you or a member of your Immediate Family, directly or indirectly, (i) have investment discretion or the ability (including joint ability or discretion) to purchase or sell Securities or direct the disposition of Securities; (ii) have voting power over Securities, or the right to direct the voting of Securities; or (iii) have a direct or indirect financial interest in Securities (or other benefit substantially equivalent to ownership of Securities). For purposes of this Code, “beneficial ownership” shall be interpreted in the same manner as it would be under Section 16 of the Securities and Exchange Act, as amended, and the rules and regulations thereunder.

CCO means the Chief Compliance Officer of Parametric unless otherwise indicated.

Client is any person or entity to which Parametric provides investment advisory or sub-advisory services.

Closed-End Fund means any fund with a fixed number of shares and which does not issue and redeem shares on a continuous basis. While Closed-End Funds are often listed and trade on stock exchanges, they are not “Exchange Traded Funds” as defined below.

Compliance/Compliance Department means a member of the compliance team.

Control means with respect to (i) an entity, the power to exercise a controlling influence over the management or policies of the entity, unless such power is solely the result of an official position of such entity, (ii) an account, having investment discretion over the account, and (iii) an issuer (including an Affiliated Fund), a Beneficial Interest in more than 25% of the voting securities of the issuer.

CRM means Calvert Research and Management, a subsidiary of EVC and an affiliate of Parametric.

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Cryptocurrency means any virtual or digital representation of value, token or other asset in which encryption techniques are used to regulate the generation of such assets and to verify the transfer of assets, which is not a Security or otherwise characterized as a security under the relevant law. Cryptocurrencies that have been deemed by the U.S. Securities and Exchange Commission to be a Security are reportable under this Code and must be held with a Designated Broker.

Derivative mean (1) any Futures (as defined below); and (2) a forward contract, a “swap”, a “cap”, a “collar”, a “floor” and an over-the-counter option. Questions regarding whether a particular instrument or transaction is a Derivatives for purposes of the Code should be directed to the CCO. For avoidance of doubt, a Derivative on a Cryptocurrency is considered to be a “Derivative” for purposes of the Code.

Designated Broker means any one of the following broker-dealer firms that provide electronic data feeds to StarCompliance: Ameriprise Financial; Betterment; Charles Schwab; Citigroup; E*Trade; Edward Jones; Fidelity; Interactive Brokers; JP Morgan Chase; Merrill Lynch; Morgan Stanley; Raymond James; RBC Wealth Management; Stifel Financial; TD Ameritrade; UBS; USAA; Vanguard; and Wells Fargo. Additional broker-dealers may be added or removed from this list over time. Please consult the Compliance Department for the current list of Designated Brokers, which are also accessible through StarCompliance and on the Parametric Intranet.

Eaton Vance Affiliated Entity means each of the following EVC subsidiaries: Eaton Vance Management; Boston Management and Research; CRM; Eaton Vance Advisers International Limited.; and Eaton Vance Global Advisors Limited.

Eaton Vance Closed-End Fund – means any closed-end Fund advised by an Eaton Vance Affiliated Entity. See www.eatonvance.com for a list of Eaton Vance Closed-End Funds.

Eaton Vance Distributor Entity - means Eaton Vance Distributors, Inc. and Eaton Vance Management (International) Limited.

EV Access Person is a Parametric employee that works in one of the departments listed on Appendix A. All EV Access Persons will be notified of such designation by the CCO or designee.

EV Access Portfolio Person is an EV Access Person who: (1) provides information or advice with respect to the purchase or sale of a Financial Instrument for a Client or EV Client, such as a portfolio manager, an investment counselor or, in some cases, an EV Access Research Analyst; or (2) helps execute the investment decisions of a portfolio manager, investment counselor or, where applicable, EV Access Research Analyst on behalf of a Client or EV Client. This term only applies to EV Access Persons. All EV Access Portfolio Persons will be notified of such designation by the CCO or designee.

EV Access Research Analyst is an EV Access Person that: (1) performs financial, qualitative and/or quantitative analysis of Financial Instruments or their issuers that result in a recommendation or conclusion to a portfolio manager or investment counselor regarding investments for a EV Client; or (2) is involved in the construction or rebalancing of any Calvert Index. This term only applies to EV Access Persons. All EV Access Research Analysts will be notified of such designation by the CCO or designee.

EVC means Eaton Vance Corp.

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EVD means Eaton Vance Distributors, Inc.

EV Client is any client that has an investment advisory or sub-advisory agreement with any Eaton Vance Affiliated Entity or an account managed by an EV Access Person.

Exchange Traded Fund is a registered open-end investment company or unit investment trust that can be traded on an exchange throughout the day like a stock. Examples of Exchange Traded Funds include SPDR S&P 500 ETF (ticker: SPY), iShares MSCI Emerging Markets ETF (ticker: EEM), and PowerShares QQQ (ticker: QQQ).

Exchange Traded Note is a debt security traded on a national securities exchange that is not an investment company registered under the Investment Company Act of 1940. Examples of Exchange Traded Notes include SPDR Gold Shares (ticker: GLD) or iShares Silver Trust (ticker: SLV), grantor trusts, or exchange-traded limited partnerships.

Financial Instrument means, with respect to EV Access Persons, Securities, a Derivative, securities index, commodity or currency as an investment, but does not include Cryptocurrencies. For the avoidance of doubt, Futures on Cryptocurrencies are “Financial Instruments” for purposes of the Code.

Futures means a futures contract and an option on a futures contract traded on a U.S. or non U.S. board of trade, such as the Chicago Board of Trade or the London International Financial Futures Exchange.

Immediate Family of any person includes his or her spouse, domestic partner, children and relatives living in his or her primary residence, excluding temporary house guests.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities and Exchange Act of 1934. As used in this Code, the term “Initial Public Offering” shall also mean a one-time offering of stock to the public by the issuer of such stock which is not an initial public offering.

Managed Account is an investment account in which you and your Immediate Family have no investment discretion, or direct or indirect influence nor control. No direct or indirect influence or control exists over an account where, for example, (a) you or your Immediate Family member is a grantor or beneficiary of a trust managed by a third-party trustee and he or she has limited involvement in trust affairs, or (b) the third-party manager (or other financial intermediary) acting as a third-party manager has discretionary investment authority over the account. However, direct or indirect influence or control will be deemed to exist where you or your Immediate Family member has discussions with the trustee or third-party manager that go beyond a summary, description or explanation of account positioning and/or activity. For example, any of the following actions by you or your Immediate Family member would qualify as direct or indirect influence or control over the account: (i) suggesting purchases or sales of investments to the trustee or third-party manager; (ii) directing the purchase or sale of Securities; or (iii) consulting with the trustee or third-party manager as to the purchase or sale of investments to be made in the account (including situations where the trustee or third-party manager requests input and/or permission from you or your Immediate Family member before entering into a transaction). Managed Accounts must be approved as such by the CCO or designee (see section III.C.7 - Managed Accounts).

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Mid/Large Cap Issuer is an issuer of Securities with an equity market capitalization of $3 billion or more.

Mutual Fund means open-end investment company registered under the Investment Company Act of 1940 (and does not include closed-end investment companies). For the avoidance of doubt, Exchange Traded Funds and Closed-End Funds are not considered to be Mutual Funds under this Code.

Private Placement means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933. A Private Placement thus includes any offer to you to purchase any securities, whether stock, debt securities, or partnership interests from any entity, unless those securities are registered under the Securities Act of 1933 or the Investment Company Act of 1940 (that is, are publicly offered/publicly traded securities).

Related Financial Instrument means, with respect to EV Access Persons, any Derivative directly tied to an underlying Financial Instrument, including, but not limited to, any swap, option or warrant to purchase or sell that underlying Financial Instrument, any Derivative convertible into or exchangeable for that same underlying Financial Instrument.

Seattle Investment Personnel includes employees in the Portfolio Management, Trading and Strategy & Research departments in Parametric’s Seattle office. Seattle office employees in other departments who may have access to pre-execution model portfolio transaction information may also be deemed Seattle Investment Personnel by the CCO for purposes of this Code. All Seattle Investment Personnel will be notified of such designation by the CCO.

Securities shall include anything that is considered a “security” as defined in Section 2(a)(36) of the Investment Company Act of 1940, including most kinds of investment instruments, including:

•	Stocks & bonds
•	Shares of Exchange Traded Funds
•	Shares of Closed-End Funds
•	Shares of Affiliated Funds
•	Shares of Eaton Vance Closed-End Funds
•	Exchange Traded Notes
•	Options on securities, on indexes and on currencies
•	Investments in all kinds of limited partnerships
•	Investments in unit investment trusts
•	Investments in real estate investment trusts (REITs)
•	Investments in private investment funds, hedge funds, private equity funds and venture capital funds
•	Units and shares of non-U.S. unit trusts and non-U.S. funds
•	Cryptocurrencies that have been deemed to be a Security by the U.S. Securities and Exchange Commission

For purposes of this Code, the term “Securities” does not include:

•	Direct obligations of the U.S. government
•	Money-market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements
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•	Shares of money-market funds
•	Shares of Mutual Funds, other than shares of Affiliated Funds
•	Units of a unit investment trust, if the investment trust is invested exclusively in unaffiliated Mutual Funds (e.g., variable insurance products)
•	Currencies and currency forwards
•	Physical commodities
•	Shares of/interests in regulated collective investment schemes or an AUT and/or OEIC that is governed by the UK Financial Services and Market Act 2000 and subject to regulation by the Financial Conduct Authority, unless the AUT or OEIC is (1) advised or sub-advised by Parametric or (2) distributed by an Eaton Vance Distributor Entity and administered and/or advised or sub-advised by an Eaton Vance Affiliated Entity.

Securities Account means, with respect to any Access Person, an account with a broker, dealer or bank in which Securities are held and traded and the Access Person or a member of his or her Immediate Family has a Beneficial Interest and/or Control.

Securities Transaction means a transaction (whether a purchase, sale or other type of acquisition or disposition, including a gift) in a Security in which the Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest and/or Control.

Small Cap Issuer is an issuer of Securities with an equity market capitalization of less than $3 billion.

StarCompliance shall mean the online application utilized for administering the Code of Ethics and monitoring personal securities trading by Access Persons.

B.	Applicability of the Policy

1.	Who is Covered

This Policy applies to all Access Persons and covers not only your personal Securities Transactions, but also those of your Immediate Family.

2.	What Accounts are Covered

Unless the CCO determines otherwise based on your specific facts and circumstances, this Policy applies to Securities Transactions and holdings in: (i) all accounts in which you or members of your Immediate Family have a direct or indirect Beneficial Interest; and (ii) all accounts that are directly or indirectly under your Control or the Control of a member of your Immediate Family.

Accounts that are generally covered by this Policy are referred to hereafter as Securities Accounts and include accounts that are:

•	in your name;
•	in the name of a member of your Immediate Family;
•	of a partnership in which you or a member of your Immediate Family have a Beneficial Interest, or are a partner with direct or indirect investment discretion;
•	a trust of which you or a member of your Immediate Family are a beneficiary and/or a trustee with direct or indirect investment discretion (on a sole or joint basis);
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•	of a closely held corporation, limited liability company or similar legal entity in which you or a member of your Immediate Family are a Controlling shareholder and have direct or indirect investment discretion over Securities held by such entity;
•	an account or trust holding Securities where you or a member of your Immediate Family have sole or shared investment discretion, or are otherwise deemed to have Control over the account; and
•	Schwab One brokerage accounts established for you upon hire for the purpose of receiving EVC equity award shares and/or Eaton Vance Employee Stock Purchase Plan shares.

Accounts that are not covered by this Policy include:

•	Accounts that may only hold Mutual Funds, other than Affiliated Funds;
•	Qualified tuition program accounts established pursuant to Section 529 of the Internal Revenue Code of 1986 (“529 Plans”); and
•	Eaton Vance Employee Retirement Plan accounts.

C.	Rules Applicable to All Access Persons2

The following rules will be enforced for all Access Persons unless otherwise individually exempted or preapproved in writing by the CCO. EV Access Persons are only subject to the rules in subsections I, 2.a, 2.b, 2.c, 2.d and 2.f of this section.

1.	Use of a Designated Broker

All Securities Accounts must be maintained with a Designated Broker, unless:

•	the account is a Managed Account and has been approved as such by the CCO or designee;
•	the account is subject to a code of ethics or similar policy applicable to a member of your Immediate Family requiring an account be held at an entity other than a Designated Broker, in which case you must provide Securities Transactions and holdings information for such account to Compliance no less than quarterly and within 30 calendar days after the end of each calendar quarter; or
•	you are located in Parametric’s Australia office, in which case you must provide Securities Transactions and holdings information for each Securities Account to Compliance no less than quarterly and within 30 calendar days after the end of each calendar quarter.

You must initiate movement of all pre-established Securities Accounts to a Designated Broker within 30 calendar days after your employment date or the date you become an Access Person.3

2.	Prohibited Practices

You are prohibited from engaging in the following transactions and practices.

2 Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and Securities Accounts in which you and/or they have a direct or indirect Beneficial Interest.

3 Additional brokers, dealers or banks may be considered.

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a)	Insider Trading

You are prohibited from purchasing or selling any security, either personally or for a Client, or, in the case of an EV Access Person, an EV Client, while in possession of material, non-public information concerning the security or its issuer. Please refer to the Insider Trading Policy4.

b)	Front Running

Front Running is the practice of effecting the purchase or sale of a Security for personal benefit based on the knowledge of one or more impending Client or EV Client transaction(s) in the same or equivalent Security. (Example: A Portfolio Manager mentions that Parametric is selling all of its holdings of Company X and you know that the large trade will negatively affect the stock, so you put in a personal order to sell your shares of Company X before the Parametric order is sent to the market.)

c)	Market Manipulation

Transactions intended to raise, lower or maintain the price of any security or to create a false appearance of active trading are prohibited.

d)	Derivatives and Options Trading

Derivatives transactions, including options, futures and swaps, are prohibited.

e)	Short-Term Trading

You may not sell a Security until at least 60 calendar days after the most recent purchase trade date of the same or equivalent Security. You may not repurchase a Security until at least 60 calendar days after the most recent sale trade date of the same or equivalent Security. You may not trade partial positions or use FIFO principles to enter into or trade out of positions of the same Security. (NOTE: Exempt Transactions below are not subject to this prohibition.)

f)	Investment Clubs

You may not be a member of an investment club that trades in and owns Securities in which members have an interest. Such an investment club is regarded by this Code as your personal account, and it is usually impracticable for you to comply with the rules of this Code with respect to that investment club.

g)	Public Company Ownership Limit

You may not own more than 0.5% of the outstanding shares of any one public company without written approval from the CCO.

4 EV Access Persons should consult Eaton Vance’s Policy and Procedures in Prevention of Insider Trading. The insider trading prohibition described above also applies to material non-public information received with respect to Affiliated Funds. Non-public information regarding an open-end mutual fund is material non-public information if such information could materially impact that fund’s net asset value.

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3.	Preclearance Requirements

You are prohibited from engaging in the following transactions without written preapproval as indicated. Preclearance requests for the following transactions must be submitted via StarCompliance.

a)	EVC Securities

You must preclear all transactions in publicly traded Securities issued by EVC , except that you do not have to preclear (i) purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement, (ii) bona fide gifts of such EVC Securities that you may receive, or (iii) automatic, non-voluntary transactions involving such EVC Securities, such as stock dividends, stock splits, or automatic dividend reinvestments, or certain non-voluntary transactions initiated by a broker, dealer or bank with respect to such EVC Securities deposited in a margin account. Once obtained, approval is valid only for the day on which it is granted. (NOTE: The purchase or sale of publicly traded options on EVC Securities is prohibited.)

There are times when transactions in EVC Securities are routinely prohibited, such as prior to releases of EVC earnings information. You will normally be notified of these blackout periods, during which time trading in EVC Securities is prohibited.

Failure to preclear transactions in EVC Securities may result in remedial actions. Such remedial actions may include, but are not limited to, full or partial disgorgement of the profits you earned on an investment transaction, restricting personal trading, consideration of such violation during your year-end performance and discretionary compensation review, censure, demotion, suspension or dismissal, or any other sanction or remedial action required or permitted by law, rule or regulation. As part of any remedial action, you may be required to reverse an investment transaction and forfeit any profit or absorb any loss from the transactions as well as additional sanctions as outlined below in section IV. - Consequences for Violations of this Code.

b)	Initial Public Offerings

You may not purchase or otherwise acquire any Security in an Initial Public Offering, except with prior written approval from the CCO or designee. Requests to purchase Securities in an Initial Public Offering will generally be denied by the CCO. Approval may be granted only in rare cases that involve extraordinary circumstances. Accordingly, Parametric discourages such applications. You may be given approval to purchase a Security in an Initial Public Offering, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank’s conversion from mutual or cooperative form to stock form, or the insurance company’s conversion from mutual to stock form.

Participation in an initial or secondary offering of a Cryptocurrency (sometimes referred to as an initial coin offering (ICO) or a secondary coin offering (SCO)) requires preclearance and approval by the CCO or designee under this Code.

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c)	Private Placements

You may not purchase or otherwise acquire any Security in a Private Placement, except with prior written approval from the CCO or designee. (Note that a Private Placement includes virtually any Security that is not a publicly traded/listed Security.) Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client (or, in the case of an EV Access Person, an EV Client) or other possible impropriety (such as when your participation in the Private Placement is suggested by a person who has a business relationship with Parametric or its affiliates or expects to establish such a relationship). Examples where approval may be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend.

4.	Exempt Transactions

The following transactions are exempt from sections III.C.5 - Restricted Transactions, III.C.6 - Reporting Requirements and III.C.2.e Short-Term Trading prohibition of this Code, unless noted otherwise:

•	The purchase of Securities effected pursuant to an Automatic Investment Plan (the sale of Securities acquired under an automated investment plan is exempt from the Short-Term Trading prohibition but is subject to all other rules herein);
•	Transactions effected by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Interest;
•	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Interest;
•	Purchases or sales of Securities issued in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code;
•	Transactions that are non-volitional by the Access Person or his/her Immediate Family, including purchases or sales of Securities in which such Access Person has no advance knowledge of the transaction (e.g., the required liquidation of a Security when rolling over a 401(k) plan);
•	Transactions effected in an approved Managed Account (note that there are reporting requirements and other restrictions related to Managed Accounts, as outlined below in section III.C.7 - Managed Accounts); and
•	The acquisition of Securities, such as stock grants and employee stock options, received as compensation from an employer or the purchase of stock through an employer’s stock purchase plan (“ESPP”). (NOTE: The sale of Securities received from an employer or purchased via an ESPP is exempt from the Short-Term Trading prohibition but is subject to all other provisions of this Code.) This provision does not apply to EVC Securities Transactions, which you are required to preclear.
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5.	Restricted Transactions

The following Securities Transactions are restricted as indicated, but do not require preclearance. These restrictions do not apply to Exempt Transactions of this Code, unless specified otherwise.

a)	Daily Transaction Value Limits5

•	For fixed income securities, you may purchase or sell up to $100,000 per day per issuer.
•	For Exchange Traded Notes, you may purchase or sell up to $100,000 per day per issuer.
•	For Exchange Traded Funds, you may purchase or sell up to $100,000 per day per Exchange Traded Fund.
•	For Closed-End Funds, you may purchase or sell up to $10,000 per day per Closed-End Fund.
•	For equities and REITs, you may purchase or sell up to $50,000 per day per Mid/Large Cap Issuer and up to $10,000 per day per Small Cap Issuer (as defined at time of transaction).

b)	Short Sales

You may not sell short any Security, except that you may sell short a Security if you own at least the same amount of the Security you sell short (i.e., selling short “against the box”).

c)	Same-Day Model Transactions

You may not transact in a Security when you have actual knowledge that a same-day proprietary model and/or third-party investment manager model trade will occur in the same or equivalent Security and in the same direction (i.e., purchase or sale).

d)	Blackout Periods and Restricted Securities Transactions

At the discretion of the CCO or designee, you may from time to time be temporarily restricted from all personal Securities trading (a “blackout period”). You may also be temporarily or indefinitely restricted from transacting in certain specific Securities or types of Securities based on your job responsibilities and access to certain information. You will be notified of all such personal Securities trading blackout periods and restricted Securities transactions in writing by the CCO.

e)	Trade Orders

All Securities trade orders must be same-day orders. Securities trade orders that are open for longer than one trading day (i.e., good-till-cancelled (GTC) and other carry-over orders are prohibited.

5 The daily transaction value limits are based on your local currency and apply across all of your reportable Securities Accounts.

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6.	Reporting Requirements

a)	Initial Holdings Report

Within 10 calendar days of your employment date and/or initial designation as an Access Person, you must submit to Compliance a report of your personal Securities holdings, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held as of a date not more than 45 calendar days before you became an Access Person. Your report must also include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of Securities, whether stocks, bonds, funds, or other types and the date on which you submit the report to Compliance. The Initial Holdings Report is administered via StarCompliance. Persons who previously submitted a completed initial holdings report to an EV Affiliated Entity pursuant to such entity’s code of ethics are not required to complete an Initial Holdings Report upon their designation as an Access Person or EV Access Person.

b)	Annual Holdings Report

Within 30 calendar days after each calendar year end, you must submit to Compliance a report of your personal Securities holdings, including the same Security information required for the Initial Holdings Report. The Annual Holdings Report is combined with the Q4 Transactions Report and is administered via StarCompliance.

c)	Quarterly Transactions Report

Within 30 calendar days after each calendar quarter end, you must submit to Compliance a report of your Securities Transactions during the prior calendar quarter, including the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with whom the transaction was effected. The Quarterly Transactions Report is administered via StarCompliance.

d)	New Accounts

You must report new Securities Accounts to Compliance within 10 calendar days of establishing the account. You may do so by entering the account in StarCompliance or notifying Compliance in writing. You may not purchase or sell Securities in the new account until the electronic data feed for the account has been established in StarCompliance.

New Securities Accounts (not including Managed Accounts) of Access Persons registered with FINRA through EVD are automatically approved for purposes of FINRA Rule 3210, if they are established with a Designated Broker. Any exception whereby an Access Person registered with FINRA maintains a Securities Account with a broker, dealer or bank other than a Designated Broker requires written consent of the EVD Chief Compliance Officer or designee.

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e)        Changes in Your Immediate Family Members

You must notify Compliance of any change to your Immediate Family members (e.g., as a result of a marriage, divorce, legal separation, death, adoption, movement from your household or change in dependent status) that may affect the Personal Securities Accounts for which you have reporting or other responsibilities.

7.	Managed Accounts6

Managed Accounts must be approved as such in writing by the CCO or designee. The CCO’s approval of a Managed Account is contingent upon the provision of a signed letter from the broker, financial advisor, trustee or other control person other than you or your Immediate Family members (the “Discretionary Manager”) on the Discretionary Manager’s letterhead containing the following representations7:

•	Neither you nor your Immediate Family members have investment discretion or direct or indirect influence or control over the account, and in particular you do not:
o	Direct or suggest the purchase or sale of securities to the Discretionary Manager; or
o	Consult with the Discretionary Manager as to the particular allocation of specific Securities investments to be made in the account (including situations where the Discretionary Manager requests input and/or permission from you or your Immediate Family member prior to transacting).
•	The relationship between the Discretionary Manager and you and your Immediate Family member is limited to a professional, client-adviser relationship (i.e., the Discretionary Manager is not a family member or close personal friend, and no Immediate Family member of yours is employed by the Discretionary Manager).
•	All transactions in EVC Securities will either be restricted from being purchased or sold in the Managed Account or will be precleared pursuant to this Code.

You must also acknowledge the above representations in writing to the CCO and agree to immediately notify the CCO if any of the above representations are no longer accurate.

Securities Transactions in approved Managed Accounts are exempt from the Short-Term Trading prohibition and section III.C.5 - Restricted Transactions8, but are still subject to section III.C.3 – Preclearance Requirements (Initial Public Offerings, Private Placements and EVC Securities transactions in approved Managed Accounts still require written preapproval). However, you must ensure the Discretionary Manager provides account holdings and transactions information to Compliance either electronically via StarCompliance, if possible, or via annual account statements within 30 calendar days after the end of the calendar year. Securities Transactions in Managed Accounts will be subject to review from time to time by the CCO or designee to determine if any

6 See section III.A - Definitions above.

7 If the letter from the Discretionary Manager does not include all of the above representations above, the CCO may determine via other means at his or her discretion, including via a signed certification and acknowledgement from the employee, the account qualifies as a Managed Account.

8 Managed Accounts for EV Access Persons are also addressed in section III.E.5 – Personal Securities Transactions Excluded from the Preclearance and Approval Requirement.

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purchase or sale of a Security would have been prohibited pursuant to this Code, absent relying on the exemption provided herein.

Annually, within 30 calendar days of each calendar year end, you must re-certify in writing to the CCO the above representations regarding each Managed Account. Failure to do so will result in the account no longer qualifying as a Managed Account under this Code. This annual re-certification is part of the Combined Annual Holdings & Q4 Transactions Certification administered via StarCompliance.

NOTE: There is no exemption from preclearance for Initial Public Offerings or Private Placements, even when such transactions are effected through a Managed Account. You should ensure the Discretionary Manager of your Managed Account(s) is aware of this restriction.

D.	Additional Rules Applicable to Seattle Investment Personnel9

1.	Requirement to Pre-Notify CCO of Personal Securities Transactions

Seattle Investment Personnel are required to pre-notify the CCO of intended personal Securities Transactions (including those of Immediate Family members) one business day prior to transacting via StarCompliance.

2.	Blackout Periods and Restricted Securities Lists

Seattle Investment Personnel may be temporarily restricted from all personal Securities trading by the CCO during significant model portfolio rebalance and index reconstitution events. Seattle Investment Personnel may also be temporarily restricted from transacting in specific Securities during significant model portfolio rebalance or index reconstitution events as determined by the CCO. Seattle Investment Personnel will be notified of all such personal trading blackout periods and restricted securities lists in writing by the CCO.

E.	Additional Rules Applicable to EV Access Persons

The provisions in this section III.E apply only to EV Access Persons.

1.	Types of Securities

EV Access Persons are typically limited to buying and selling the following publicly traded securities (with certain limited exceptions):

•	Common stock
•	Exchange Traded Funds
•	Open-end funds, including Mutual Funds
•	Closed-End Funds
•	NextSharesTM
•	Unit investment trust
•	Municipal bonds
•	Corporate bonds
•	Preferred securities
•	Asset backed securities

9 Seattle Investment Personnel is defined in section III.A - Definitions above.

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EV Access Persons are prohibited from transacting in Derivatives (including options and Futures).

2.	Preclearance Requirements

EV Access Persons (including Immediate Family members) are required to preclear and receive prior approval for all personal Securities Transactions (including EVC stock, Eaton Vance Closed-End Funds and Exchange Traded Funds), unless an exemption is available. Preclearance requests must be submitted via StarCompliance. Once obtained, approval is valid only for the day on which it is granted.

3.	Restrictions

Personal transactions may be restricted by the following:

•	Blackout periods for EVC stock
•	Blackout Periods for Eaton Vance Closed-end Funds
•	Blackout periods triggered by EV Client orders or pending orders in the same Security or a Related Financial Instrument
•	Blackout periods triggered by an internal analyst recommendation or ratings change in the same Security or a Related Financial Instrument
•	Blackout periods related to the reconstitution or rebalancing of a Calvert index
•	Securities on Eaton Vance’s restricted securities list
•	Section 16 holding periods

EV Access Portfolio Persons are subject to further restrictions noted in section E.6 – Additional Requirements – EV Access Portfolio Persons.

4.	Provisions Applicable to all EV Access Persons that May Restrict Personal Securities Transactions

If your personal Securities Transaction is required to be precleared pursuant to section E.2 – Preclearance Requirements of this Code and falls within one of the following categories, your preclearance request will generally be denied by Compliance. It is your responsibility to initially determine if any of the following categories apply to your situation or transaction:

•	Client Orders and Pending Orders. If on the day you seek preclearance and approval to enter into a personal Securities Transaction, (a) the Security or a Related Financial Instrument has been purchased or sold by an EV Client; or (b) there is a pending EV Client order in the Security or a Related Financial Instrument, then you CANNOT trade the Security and your preclearance request will be denied. This prohibition is in addition to any other requirements or prohibitions in this Code that may be applicable.
•	Research Recommendations or Conclusions. If within the 5 calendar days prior to and including the day you seek preclearance and approval to enter into a personal Securities Transaction, (a) that Security or a Related Financial Instrument has been added to or removed from Eaton Vance’s Analyst Select Portfolio (“ASP”) or Counselors Focus Portfolio, or an existing position in the ASP or Counselors Focus Portfolio has been increased or decreased, (b) the WPP of that Security or a Related Financial Instrument
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has been changed on Code Red/FactSet RMS,10 or (c) for purposes of CRM, that Security (or its issuer) has been designated as “eligible” or “ineligible” or its designation as a “eligible” or “ineligible” has changed, then you CANNOT trade the Security and your preclearance request will be denied. This prohibition is in addition to any other requirements or prohibitions in this Code that may be applicable.

•	Restricted Securities List. Various restricted securities lists are maintained by or with respect to the EV Affiliated Entities that contain certain securities that may not be traded by certain EV Access Persons. Requests to purchase or sell any Security on such a restricted securities list applicable to an EV Access Person will be denied.
•	Limitations on Certain Types of Investment Instruments and Transactions. You may not enter into personal Securities Transactions in Derivatives (including options and Futures). If you or any members of your Immediate Family members (a) holds any of these instruments for investment purposes as of September 30, 2018, or (b) receives any of these instruments as a bona fide gift or as the result of a dividend, merger, consolidation, spin-off or other similar corporate distribution or reorganization, you may continue to hold the instrument for investment purposes but you may not add to the holding. When you wish to sell the holding, you must contact Compliance to preclear the sale and obtain prior approval.
•	Limitations on Short Sales. You may not sell any Security short.
•	Short-Term Trading. You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within 60 calendar days are generally regarded as short-term trading. Such transactions are subject to preclearance and prior approval.
•	Initial Public Offerings, Private Placements and Investments in Hedge Funds. As a general matter, you should expect that most preclearance requests involving initial public offerings will be denied. If your proposed transaction is an initial public offering, a private placement, or an investment in a hedge fund, Compliance will determine whether the investment opportunity should be reserved for EV Clients.11

5.	Personal Securities Transactions Excluded from the Preclearance and Approval Requirement (but still subject to the Reporting Requirements)

Except as otherwise provided below, EV Access Persons are not required to preclear and receive prior approval for the following personal Securities Transactions, although EV Access Persons are still responsible for complying with the reporting requirements of section III.C.6 of this Code for these transactions (each, an “Exempt Reportable Transaction”):

•	the acquisition or disposition of a Security or other Financial Instrument as the result of a stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization;
•	the receipt of a Security or other Financial Instrument as a bona fide gift that you receive;
•	the disposition of a Security as a bona fide gift that you make to a nonprofit organization;

10	The WPP is the “weighted price potential” of the Security as determined by a research analyst in the Eaton Vance Management or Eaton Vance Advisers International Limited Equity Department. The amount the WPP must change in order to trigger the restriction in section III.E.4 of this Code will be determined from time to time by the Eaton Vance Chief Equity Investment Officer.
11	This restriction also applies to a one-time offering of a Security to the public by the issuer which is not the initial public offering of such Security.
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•	transactions in Mutual Funds, advised or sub-advised by an Eaton Vance Affiliated Entity (including those held through a variable insurance product account) (i.e., transactions in shares of Funds do not need to be precleared but must be reported, including those in an Eaton Vance pension/retirement savings account, such as your Eaton Vance Profit Sharing and Retirement Plan account);
•	transactions in NextSharesTM
•	transactions in funds that are recognized by an European Union member state as an Undertaking for Collective Investment in Transferable Securities (commonly referred to as an “UCITS”) (i.e., transactions in shares of an UCITS fund do not need to be precleared but must be reported, including those in an Eaton Vance pension/retirement savings account, such as your Eaton Vance Profit Sharing and Retirement Plan account);12
•	transactions in any Managed Account. You must still report the account, including the name of any broker, dealer or bank with which you have an account. You must contact Compliance if you have this type of account and complete certain certifications before trading in the account commences;
•	transactions pursuant to an Automatic Investment Plan, except that transactions overriding the Automatic Investment Plan’s predetermined schedule and allocation must be precleared and approved. You must contact Compliance if you have this type of account;
•	transactions in accounts held on automated asset allocation platforms over which neither you nor any Immediate Family member exercises any investment discretion, including with respect to the Financial Instruments involved in such transactions and the allocation percentages utilized within the asset allocation platform. You must contact Compliance if you have this type of account and complete certain certifications before trading commences; and
•	the following Personal Securities Transactions in EVC securities:
i.	purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement;
ii.	bona fide gifts of EVC Securities that you receive;
iii.	bona fide gifts of EVC Securities that you make to Nonprofit Organizations, provided it is not a EVC Securities blackout period;
iv.	the acquisition or disposition of EVC Securities as the result of non-voluntary transactions such as dividends, stock splits, or automatic dividend reinvestments; or
v.	non-voluntary transactions initiated by a broker, dealer or bank with respect to EVC Securities deposited in a margin account.

12	A Personal Securities Transaction in regulated collective investment schemes, or units or shares of an UCITS that is an U.K.-authorized unit trust (commonly referred to as an “AUT”) or an open-ended investment company (commonly referred to as an “OEIC”) that is governed by the Open-Ended Companies Regulations 2001 under the U.K.’s Financial Services and Market Act 2000 and under control by the Financial Conduct Authority (or any successor) are Exempt Transactions under section III.A of this Code and exempt from the reporting requirements in section III.C.6 of this Code provided that such AUT or OEIC is not (i) distributed by an Eaton Vance Distributor Entity and administered and/or advised by an Eaton Vance Affiliated Entity or (ii) sub-advised by an Eaton Vance Affiliated Entity).
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6.	Additional Requirements – EV Access Portfolio Person

If you are an EV Access Portfolio Person with respect to an EV Client, you and your Immediate Family members are subject to the blackout periods listed below. The blackout periods are intended to allow EV Clients the opportunity to trade before you do for yourself.

•	An EV Access Portfolio Person may not enter into a personal Securities Transaction in a Security prior to, and including, 5 calendar days before or after transacting in the same Security or a Related Financial Instrument for that EV Client. Similarly, an EV Access Portfolio Person may not enter into a personal Securities Transaction in a Security prior to, and including, 5 calendar days before or after an EV Client if the EV Access Portfolio Person knows of another EV Access Portfolio Person’s intention to transact in the same Security or a Related Financial Instrument for that EV Client. Thus, if you personally transact in a Security within 5 calendar days before or after (inclusive) of an EV Client trade in the same Security or a Related Financial Instrument, your personal Securities Transaction will be considered a violation of this Code unless the client trade was directed by someone else without your knowledge or you obtained prior approved from Compliance.
•	If you are an EV Access Portfolio Person, prior to entering into a personal Securities Transaction, you must represent in your preclearance request that you are not aware of any pending trades or proposed trades in the same Security or a Related Financial Instrument for any EV Client in the next 5 calendar days. Please consider the timing of your personal trades carefully.

7.	Additional Requirements – EV Access Research Analyst

If you are an EV Access Research Analyst, you are subject to the requirements and restrictions listed below. Note that you may be both an EV Access Research Analyst and an EV Access Portfolio Person. If you are both, you must comply with the requirements of section III.E.6 and III.E.7 of this Code. You are responsible for avoiding all prohibited transactions described in this section III.E.7 and you may not rely upon the preclearance and prior approval process to prevent you from violating these rules. You may not delay communicating your recommendations and conclusions regarding securities in your coverage area in order to avoid potential adverse consequences in connection with your own personal Securities Transactions.

The blackout periods described below are intended to allow EV Clients the opportunity to act upon your recommendations and research conclusions regarding a Financial Instrument before you do for yourself. Transactions that do not require preclearance under sections III.A and III.E.5 of this Code are not subject to these blackout periods. Regardless of whether you are required to preclear your trade, you must not take inappropriate advantage of your position as an EV Access Research Analyst in violation of this Code.

Restrictions on Personal Securities Transactions for Securities in Your Coverage Area. If you are an EV Access Research Analyst, you may not enter into a personal Securities Transaction in any Security for which you have coverage responsibility:

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•	if you are in the process of making a new or changed recommendation or conclusion for the Security or a Related Financial Instrument, but you have not yet broadly communicated your new or changed recommendation or conclusion to the EV Access Portfolio Persons in your department;
•	until the 5th calendar day after you have broadly communicated your new or changed recommendation or research conclusion throughout the relevant investment group; or
•	you have first determined, with the prior concurrence of Compliance, that investment in that Security or a Related Financial Instrument is not suitable for any EV Client.

If you have any questions about the scope of your coverage responsibilities for purposes of this Code, contact Compliance.

Disclose Beneficial Interests. If you are an EV Access Research Analyst, before you make a recommendation that a Financial Instrument be purchased, sold or held by an EV Client, you must disclose to any EV Access Portfolio Person to whom you make the recommendation any direct or indirect Beneficial Interest you may have in that Financial Instrument.

EV Access Research Analyst Required Representations. If you are an EV Access Research Analyst, prior to entering into a personal Securities Transaction, you must represent in your preclearance request that you are not aware of any pending trades or proposed trades in the same Financial Instrument or a Related Financial Instrument for any EV Client to occur in the next 5 calendar days. Please consider the timing of your personal trades carefully.

F.	Administration

1.	Maintenance of List of Access Persons

Compliance shall maintain a current and complete list of all Access Persons. In addition, Compliance shall ensure each Access Person is aware of their status under the Code and receives a copy of this Code.

2.	Review of Securities Reports

Compliance shall ensure that all Initial and Annual Holdings Reports and Quarterly Transactions Reports are reviewed in accordance with this Code.

3.	Certifications by Access Persons

Each Access Person must certify at the time of hire or at the time he or she initially becomes an Access Person of Parametric or an Eaton Vance Affiliated Entity and annually thereafter (within the timeframe established by Compliance) that he or she has read and understood the Code of Ethics, as revised (if applicable), and has complied and will comply with its provisions. In addition, upon any material revision to the Code of Ethics, each Access Person must certify that he or she has read the Code, as revised, and understands and agrees to comply with its provisions.

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4.	Reports to Management and Trustees of Registered Investment Company Clients

At least annually, the CCO shall submit to the Parametric Executive Committee (“EC”) and upon request the Board of Trustees of mutual fund Clients a written report that (i) describes any issues arising under this Code since the last report to the EC and/or the Board, including information about material violations and the sanctions imposed in response to material violations, and (ii) certifies that Parametric has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

5.	Recordkeeping Requirements

Parametric shall maintain the following records in an easily accessible place and make these records available to applicable regulatory bodies, including the U.S. Securities and Exchange Commission (“SEC”), or any representative thereof at any time and from time to time for reasonable periodic, special or other examination:

•	Copies of the Parametric Code of Ethics currently in effect and in effect at any time within the past seven years;
•	A record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained for at least seven years after the end of the fiscal year in which the violation occurred;
•	Copies of Access Persons’ Quarterly Transactions Reports and Initial and Annual Holdings Reports, to be maintained for at least seven years after the end of the fiscal year in which the report is made or information provided;
•	A record of any approval to acquire a Security in an Initial Public Offering or in a Private Placement with the reasons supporting the approval, for at least seven years after the end of the fiscal year in which the approval is granted;
•	A record of all Access Persons, currently and within the past seven fiscal years, who are or were required to make reports referred to in section III.C.6 - Reporting Requirements;
•	Copies of each certification referred to in paragraph 3 of this Administration section made by a person who currently is, or in the past five years was, subject to this Code, to be maintained for at least seven years after the fiscal year in which the certification was made; and
•	Copies of each report referred to in paragraph 4 of this Administration section above, to be maintained for at least seven years after the end of the fiscal year in which it was made.

6.	Confidentiality

All reports and other documents and information supplied by any Access Person in accordance with the requirements of this Code shall be treated as confidential, but are subject to review as provided herein by Compliance, by senior management of Parametric, Eaton Vance Compliance, representatives of the SEC, or otherwise as required by law, regulation, or court order.

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IV. Consequences for Violations of this Code

Any Access Person who violates any provision of this Code may be subject to sanction, including, but not limited to, censure, a temporary or permanent ban on personal securities trading, disgorgement of any profit or taking of any loss, fines, consideration of such violation during the year-end performance and discretionary compensation review process, demotion, suspension or termination of employment or any other sanction or remedial action required or permitted by law, rule or regulation. As part of any remedial action, you may be required to reverse an investment transaction and forfeit any profit or absorb any loss from the transaction. Each sanction shall be approved by the CCO. In the event the CCO violates any provisions of this Code, the CEO shall recommend the sanction to be imposed for approval by the EC and the Eaton Vance Management CCO.

The CCO shall have the authority to determine whether you have violated this Code and, if so, to impose the remedial actions they consider appropriate or required by law, rule or regulation. In making a determination, the CCO may consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to a Client or to the Firm or its reputation, your efforts to cooperate with the CCO’s investigation, and your efforts to correct any conduct that led to a violation.

In adopting and approving this Code of Ethics, Parametric does not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 204A-1 of the Investment Advisers Act or Rule 17j-1 under the Investment Company Act.

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Appendix A

As of 1/1/2020, Parametric employees that are part of the following departments are considered EV Access Persons.

Parametric Departments Location - Name

1.	Client Relations & Activity	Boston, MA
2.	Fixed Income Corporate Ladders	Boston, MA
3.	Fixed Income Solutions Municipal SMA (TABS)	New York, NY
4.	Investment Operations	Boston, MA
5.	Investment Reporting (GIPS Performance Group)	Boston, MA
6.	Fixed Income Solution System Support (IT)	Boston, MA

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